(d)(1)(ii)

October 15, 2012

Todd Modic

Senior Vice President

ING Investments, LLC

7337 E. Doubletree Ranch Road, Suite 100

Scottsdale, AZ  85258

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement (the “Agreement”) dated February 1, 2005, as amended, between ING Mutual Funds and ING Investments, LLC (“Manager”) we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING Diversified Emerging Markets Debt Fund (the “Fund”), a newly established series of ING Mutual Funds, effective on October 15, 2012, upon all of the terms and conditions set forth in the Agreement.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement.  The Amended Schedule A, with the annual investment management fee indicated for the Fund, is attached hereto.

The Amended Schedule A has also been updated: 1) to reflect the name change for ING International SmallCap Multi-Manager Fund to ING International Small Cap Fund; 2) to reflect the removal of ING Emerging Countries Fund, because it recently merged away; and 3) to reflect the removal of ING International Capital Appreciation Fund, because it recently liquidated.

Please signify your acceptance to act as Manager under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Mutual Funds

ACCEPTED AND AGREED TO:

ING Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd., Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Mutual Funds

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

ING MUTUAL FUNDS

and

ING INVESTMENTS, LLC

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

ING Diversified Emerging Markets Debt Fund	0.70%

ING Diversified International Fund	0.00%

ING Emerging Markets Equity Fund	1.00%

ING Global Bond Fund	0.40%

ING Global Real Estate Fund	0.80% of the first $250 million of assets 0.775% of the next $250 million of assets 0.70% of assets in excess of $500 million

ING Global Value Choice Fund	0.90% on the first $500 million 0.80% on the next $500 million 0.75% of assets in excess of $1 billion

ING Greater China Fund	1.15% on the first $100 million of assets 1.05% on the next $150 million of assets 0.95% on assets in excess of $250 million

ING Index Plus International Equity Fund	0.55%

ING International Core Fund	0.75%

ING International Growth Fund	0.75%

ING International Real Estate Fund	1.00% on the first $250 million of assets 0.90% on the next $250 million of assets 0.80% on assets in excess of $500 million

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

ING International Small Cap Fund	1.00% of the first $500 million of assets 0.90% of the next $500 million of assets 0.85% of assets in excess of $1 billion

ING International Value Choice Fund	1.00%